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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 28, 2008

              RADNET, INC. ADJOURNS ANNUAL MEETING OF STOCKHOLDERS
                               UNTIL JUNE 12, 2008

LOS ANGELES, CA - MAY 28, 2008 - RadNet, Inc. (Nasdaq: RDNT) announced today that its stockholders approved the adjournment of the annual meeting of stockholders that took place today in order permit the solicitation of additional proxies to vote on the proposed reincorporation of RadNet in the state of Delaware. RadNet adjourned the meeting to June 12, 2008, at 10:00 a.m. (Pacific Time) at RadNet's corporate offices, located at 1510 Cotner Avenue, Los Angeles, California. The record date for stockholders entitled to vote at the reconvened meeting remains April 14, 2008.

The annual meeting was adjourned because an insufficient number of stockholders was present or represented by proxy to approve the reincorporation proposal under applicable New York law. New York statute requires that the reincorporation be approved by the affirmative vote of at least two-thirds of the shares of RadNet common stock outstanding and entitled to vote on the reincorporation. As of the adjournment of the annual meeting, RadNet had received votes in person or by proxies representing approximately 22,336,736 of the required 24,379,641 share votes needed to approve the reincorporation proposal. Valid proxies submitted by RadNet stockholders in connection with the May 28, 2008 meeting will continue to be valid for the purposes of the June 12, 2008 reconvened meeting.

RadNet stockholders as of April 14, 2008 who have not voted and wish to do so should contact Larry Dennedy at MacKenzie Partners at (212) 929-5500 for assistance in casting their vote.

ABOUT RADNET

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 160 fully-owned and operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware and New York. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees. For more information, visit http://www.radnet.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning RadNet's ability to continue to grow its business by generating patient referrals and contracts with radiology practices, future acquisitions, cost savings, successful integration of acquired operations, and receiving third-party reimbursement for diagnostic imaging services, as well as RadNet's financial guidance, its statements regarding increased business from new operations, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K and Forms 10Q, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Integrated Corporate Relations, Inc.
John Mills, 310-954-1105
jmills@icrinc.com